EXHIBIT 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Prospectus, which is a part of this Registration Statement of TurboChef Technologies, Inc. on Form S-3 of our report dated May 31, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Enersyst Development Center, L.L.C. adopting Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002) relating to the financial statements of Enersyst Development Center, L.L.C. as of and for the year ended December 31, 2002, appearing in the Current Report on Form 8-K/A dated July 2, 2004 of TurboChef Technologies, Inc. and to the reference to us under the heading “Experts” in the Prospectus.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Fort Worth, Texas
January 18, 2005